NEWS RELEASE

FOR IMMEDIATE RELEASE

August 4, 2004

CAPITOL FEDERAL FINANCIAL
REPORTS THIRD QUARTER 2004 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for the June 30, 2004 quarter. Detailed results of the quarter are available on Form 10-Q which will be filed today and on our web-site, www.capfed.com/html/relations.html. Points for the quarter include:

  net income of $9.5 million, up from $7.5 million one year ago, diluted earnings per share of $0.13,
  efficiency ratio of 52.93%,
  the Board of Directors declared a $0.50 per share dividend at its meeting on July 27, 2004 to holders of record on August 6, 2004, payable on August 20, 2004.

For the Quarter Ended June 30, 2004

Capitol Federal Financial (the "Company") reported net income of $9.5 million, up from $7.5 million for the same period one year ago. The increase in net income was primarily due to an increase in the net interest margin of 17 basis points between periods.

The increase in the net interest margin was due to a decrease in the cost of our interest-bearing liabilities compared to the same period one year ago. The average cost of deposits for the three months ended June 30, 2004 decreased 58 basis points from the same period one year ago. The average cost of FHLB advances for the three months ended June 30, 2004 decreased from one year ago by 65 basis points due to interest rate swaps entered into as a hedge against some of our FHLB advances.

The decrease in the cost of our interest-bearing liabilities was partially offset by an overall decrease in the yield on our interest-earning assets of 34 basis points compared to the same period one year ago. The average yield on our portfolio of loans for the three months ended June 30, 2004 decreased 76 basis points from the same period one year ago. The average yield on our mortgage-related securities for the current quarter decreased 25 basis points from the same period one year ago. The average yield on our investments for the current quarter increased 127 basis points from the same period one year ago.

For the Nine Months Ended June 30, 2004

The Company reported net income of $23.7 million, down from $49.1 million for the same period one year ago. The decrease was primarily due to the decrease in our net interest margin of 29 basis points and Capitol Federal Savings Bank (the "Bank") not selling mortgage loans during the current nine month period.

The decrease in the net interest margin was due to an overall decrease in the yield of our interest-earning assets of 80 basis points compared to the same period one year ago. The average yield on our portfolio of loans for the nine months ended June 30, 2004 decreased 103 basis points from the same period one year ago. The average yield on our mortgage-related securities for the nine months ended June 30, 2004 decreased 90 basis points from the same period one year ago. The average yield on our investments for the nine months ended June 30, 2004 increased 32 basis points from the same period one year ago.

The decrease in the yield on our interest-earning assets was partially offset by a decrease in the cost of our interest-bearing liabilities of 61 basis points compared to the same period one year ago. The average cost of deposits for the nine months ended June 30, 2004 decreased 78 basis points from the same period one year ago. The average cost of FHLB advances for the nine months ended June 30, 2004 decreased from one year ago by 46 basis points as a result of interest rate swaps against certain FHLB advances.

Financial Condition as of June 30, 2004

Total assets decreased $135.5 million from September 30, 2003. Our portfolio of loans increased $229.3 million since September 30, 2003. Originations and purchases of loans totaled $993.8 million for the nine months ended June 30, 2004, down from $1.32 billion for the same period one year ago. Loan modifications for the first nine months of fiscal year 2004 totaled $218.9 million, down from $1.56 billion one year ago. The portfolio of mortgage-related securities decreased $53.6 million since September 30, 2003. Purchases of mortgage-related securities totaled $885.2 million since September 30, 2003, compared to $2.47 billion for the same period one year ago. Investment securities decreased $359.1 million from September 30, 2003. Our balance of non-performing assets remained low, with non-performing assets representing 0.15% of total assets, unchanged from September 30, 2003.

The balance of deposits decreased $63.8 million from September 30, 2003. The decrease in deposits occurred in our portfolio of certificates of deposit, a decrease of $97.4 million, while all other deposit categories increased. The Company issued $53.6 million in trust preferred securities during the quarter ended March 31, 2004.

Stockholders' equity decreased $12.5 million from September 30, 2003 to $964.0 million at June 30, 2004.

Subsequent Event

On July 21, 2004, the Bank refinanced $2.40 billion of its fixed-rate FHLB advances. The refinanced FHLB advances were not hedged by the Bank. The refinanced FHLB advances had a weighted average cost of 6.13% and were scheduled to mature between May 2009 and September 2010. The Bank incurred a prepayment penalty of $236.1 million, pre-tax. The Bank entered into $2.65 billion of new fixed-rate, fixed-term FHLB advances that have no conversion features. The increase in the amount of advances was primarily to pay for the prepayment penalty associated with the refinancing.

The new FHLB advances have an average cost of 3.78% which reduces the cost of FHLB advances that are not hedged by 2.35% until the FHLB advances scheduled to mature in fiscal year 2005 reprice. The change in the term structure of the FHLB advances has the effect of shortening the average maturity of the refinanced FHLB advances to a weighted average life of 43 months from 67 months. The effective tax rate for the nine months ended June 30, 2004 was 40.4%. After recording the $236.1 million prepayment cost associated with the refinancing, the composite effective tax rate for fiscal year 2004 is estimated to be a benefit of 37.1%.

The Bank's regulatory core and tier one capital ratios were 8.5% after the transaction, which continues to be above the levels required by the Office of Thrift Supervision ("OTS") to be classified as a well capitalized institution. This transaction will not affect the Company's current dividend policy.

Management's Discussion of Dividends

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles in the United States of America ("GAAP") is not necessarily reflective of the process considered by the Board in connection with its dividend policy. For the quarter ended June 30, 2004, basic and diluted earnings per share were $0.13. The Company accounts for the shares held by its Employee Stock Option Plan ("ESOP") in accordance with SOP 93-6 and the shares granted but not vested under its Recognition and Retention Plan ("RRP") in a manner similar to the ESOP shares. Shares held by the ESOP and granted under the RRP, but not vested, are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles in the United States of America ("GAAP") is not necessarily reflective of the process considered by the Board in connection with its dividend policy. For the quarter ended June 30, 2004, basic and diluted earnings per share were $0.13. The Company accounts for the shares held by its Employee Stock Option Plan ("ESOP") in accordance with SOP 93-6 and the shares granted but not vested under its Recognition and Retention Plan ("RRP") in a manner similar to the ESOP shares. Shares held by the ESOP and granted under the RRP, but not vested, are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Income	$ 9,485	$ 7,527	$ 23,713	$ 49,071

Average common shares outstanding	71,781,258	70,696,870	71,375,369	70,555,161
Average committed ESOP shares outstanding	101,374	101,374	50,778	50,779
Total basic average common shares
outstanding	71,882,632	70,798,244	71,426,147	70,605,940

Effect of dilutive RRP shares	49,383	229,660	173,013	342,901
Effect of dilutive stock options	886,211	1,366,467	1,144,746	1,419,175
Total diluted average common shares
outstanding	72,818,226	72,394,371	72,743,906	72,368,016

Net earnings per share
Basic	$0.13	$0.11	$0.33	$0.70
Diluted	$0.13	$0.11	$0.32	$0.68

The earnings per share amounts in the above table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by the Company's majority shareholder, Capitol Federal Savings Bank MHC ("MHC"). MHC has waived its right to receive dividends from the Company since its formation and generally intends to continue to do so.

The inclusion of shares held by MHC understates earnings available to public shareholders of CFFN stock. The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net Income	$ 9,485	$ 7,527	$ 23,713	$ 49,071

Basic average common shares outstanding	71,882,632	70,798,244	71,426,147	70,605,940
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares held
by public shareholders	19,689,815	18,605,427	19,233,330	18,413,123

Effect of dilutive RRP shares	49,383	229,660	173,013	342,901
Effect of dilutive stock options	886,211	1,366,467	1,144,746	1,419,175
Total adjusted diluted average shares held
by public shareholders	20,625,409	20,201,554	20,551,089	20,175,199

Net earnings per share, available to public shareholders
Basic	$ 0.48	$ 0.40	$ 1.23	$ 2.67
Diluted	$ 0.46	$ 0.37	$ 1.15	$ 2.43

The following table shows the number of shares eligible to receive dividends because of the waiver of dividends by MHC at June 30, 2004:
Total voting shares outstanding at September 30, 2003	73,309,059
Net RRP grants (net of forfeitures)	5,000
Options exercised, net	655,642
Total voting shares outstanding at June 30, 2004	73,969,701
Unallocated shares in ESOP	(2,016,384)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at June 30, 2004	19,760,500

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 36 branch locations in Kansas, 8 of which are in-store branches. Capitol Federal Savings Bank employs 694 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com